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                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 26th day of May, 2000, is made and entered into by OUTBOARD MARINE CORPORATION, a Delaware corporation (the "Company"), and ROGER L. FIX (the "Employee").

     WHEREAS, the Company wishes to employ the Employee and the Employee wishes to be employed by the Company; and

     WHEREAS, the Employee is willing to make his services available to the Company upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, Employee and the Company, in consideration of the mutual covenants contained herein, hereby agree as follows:

     1. Employment. During the term of this Agreement, the Company shall employ Employee as Chief Operating Officer of the Company ("COO") and appoint Employee as a member of its Board of Directors. Employee shall perform services customarily associated with and incident to such COO position as may be reasonably determined from time to time by the President and Chief Executive Officer of the Company (the "CEO"). Employee shall report directly to the CEO. Employee shall perform his duties faithfully, diligently and to the best of his ability, subject to reasonable direction from the CEO. Employee shall devote his full and undivided business time and attention to his duties and responsibilities to the Company and its subsidiaries.

     2. Term. The term of this Agreement (the "Term") shall commence on the Effective Date (as defined below) and shall continue through the third anniversary of the Effective Date. The term Effective Date is defined as the later of (i) the date of this Agreement, or (ii) the date the Company receives assurance from Employee that he in good faith reasonably believes based on objective facts and circumstances known to him that he is free and clear to enter into this Agreement and that neither the execution, delivery or performance by Employee of this Agreement will violate or conflict with any other agreement to which Employee continues to be bound. Until the Effective Date, neither Company nor Employee shall be required to perform any of the obligations under this Agreement. The Term shall automatically be extended for additional one-year periods commencing on the third anniversary of the Effective Date and on each anniversary date thereafter, unless the Employee or the Company gives prior written notice of intent not to extend at least 30 days before the end of the initial term or before the end of any annual extension period.

     3. Base Salary. During the Term, the Company agrees to pay Employee an annual salary of $450,000, commencing on or about June 22, 2000, subject to review annually for possible increases at the Company's sole discretion ("Base Salary"). Annual salary adjustments, if any, shall take effect on January 1, beginning with January 1, 2001. Employee's Base Salary shall be payable according to the Company's standard payroll practices.
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     4.   Special Compensation.  The Company agrees to pay Employee a one-time, special compensation payment of $100,000, payable within 30 days of the Effective Date and subject to applicable withholding taxes.

     5. Incentive Compensation. Employee shall be eligible to participate in the Company's Annual Leadership Bonus Plan ("ALBP") and Personal Rewards and Opportunities Program ("PROP") and any other bonus or incentive compensation program applicable generally to similarly situated senior executives as a group, in each case in accordance with and subject to the terms thereof. "Similarly situated senior executives" when used in this Agreement shall mean the group of executive officers of the Company that includes the CEO and Chief Financial Officer. For fiscal year 2000, Employee shall receive any incentive compensation to which the Employee would be entitled under the terms of such programs prorated by the number of full months in which Employee was an employee of the Company during fiscal year 2000; provided, however, that Employee's incentive compensation for fiscal year 2000 shall be at least $225,000.
Employee shall be eligible for a target bonus of 100% of Base Salary but the actual payout, for years after fiscal year 2000, may range from 0-200% of Base Salary. The Compensation Committee of the Board of Directors of the Company ("Committee") shall determine in its sole discretion the amount of bonus or other incentive compensation for which Employee shall be eligible.

     6.   Expenses.   The Company shall reimburse Employee for all reasonable
expenses properly incurred by him in connection with the performance of his duties hereunder, provided that proper vouchers are submitted to the Company by Employee evidencing such expenses and the purposes for which the same were incurred in accordance with Company policy.

     7.   Equity-Based Compensation.

          (a) Upon commencement of employment, the Company, shall make a grant to Employee under PROP of a non-qualified stock option to purchase 375,500 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") at an exercise price of $5.00 per share (the "$5.00 Options") (said number of shares being equal to one-percent (1%) of the Company's outstanding shares on a fully diluted basis, without giving effect to the Fix Options) and a non-qualified stock option to purchase 375,500 shares of Common Stock at an exercise price of $11.00 per share (the "$11.00 Options") (collectively, the "Fix Options"). In the event of an equity infusion into the Company occurring within nine (9) months of the Effective Date as a result of which Employee's percentage ownership represented by the Fix Options would be diluted, the Company shall immediately adjust the number, price or other terms of such Fix Options as needed to make up for such dilutive effect (the "Anti-Dilution Adjustment"); provided, however, that Employee shall not have any right to an Anti-Dilution Adjustment with respect to securities issued by the Company in connection with any acquisition or any public offering, or with respect to securities issued by the Company to employees pursuant to any employee stock based incentive plan or program such as a stock option or stock purchase plan, or with respect to any issuance of Common Stock upon conversion of any convertible securities or upon exercise of any options, warrants or other rights or with respect to any stock dividend or stock split (other than to the extent he would

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otherwise participate as a holder of securities). The Fix Options, however, throughout their term shall be subject to all anti-dilutive protections provided under PROP (but without duplicating the adjustments provided for herein). Both the $5.00 Options and the $11.00 Options shall vest at the same rate and become exercisable when vested. Twenty-five percent (25%) of the Fix Options shall vest immediately on the Effective Date, an additional 30% shall vest on each of the first and second anniversaries of the Effective Date, and the balance shall vest on the third anniversary of the Effective Date, subject to the provisions of
Section 12 of this Agreement. In the event of termination of Employee's employment, the Fix Options shall be exercisable, if at all, as provided in the Option Agreement executed simultaneously with this Agreement (the "Option Agreement"), which Option Agreement shall be consistent with the requirements of PROP as modified by this Agreement. The exercise price of the Fix Options may be satisfied by delivery of shares of Common Stock held by Employee for at least six months having a fair market value (determined in the manner provided under PROP) equal to the exercise price or by any other method generally made available to similarly situated senior executives under PROP (all as more fully set forth in the Option Agreement), and such method of exercise shall be selected at the time of exercise by Employee. In addition, the exercise price may be satisfied by cashless exercise to the extent such exercise would not subject the Company to variable plan accounting. To the extent cashless exercise is not available without such consequence, the Company will loan Employee money in an amount equal to the exercise price, interest free, for such term as Employee requests, but such loan shall not exceed twelve (12) months.

          (b) Upon the occurrence of a "Change in Control" (as defined under PROP, but also including any sale to a person who is not otherwise an affiliate of the Company of more than 50% of the property, assets or business of the Company and its subsidiaries and affiliates, taken as a whole) (i) all Fix Options which have not theretofore vested shall immediately vest and (ii) the Company will make a cash payment (the "Make-up Payment") to Employee in an amount equal to the positive difference, if any, of (A) $5 million, less (B) the "Exercise Value of the Fix Options". As used herein, the "Exercise Value of the Fix Options" shall mean the positive difference, if any, of (i) the product obtained by multiplying (A) the total number of Fix Options originally granted hereunder (as adjusted for stock splits, stock dividends, combinations of stock, recapitalizations and other similar transactions), by (B) the per share price paid in the Change in Control transaction, less (ii) the aggregate exercise price for the total amount of Fix Options; provided, however, the Make-up Payment shall not be payable unless Employee shall have remained continuously employed by the Company through the date of the Change in Control. If any excise tax is imposed on Employee by reason of excess payments within the meaning of Section 280G of the Internal Revenue Code (the "Code"), the Company shall also pay Employee with his Make-up Payment a sufficient additional amount to reimburse one-half of such excise tax to Employee (plus one-half of any related tax on such amount).

          (c) In addition, the Company shall permit Employee to participate in any and all of the short-term and long-term stock option or other equity or quasi-equity participation plans, programs or arrangements in which similarly situated senior executives are permitted to participate

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and at a level comparable to the level at which similarly situated senior executives are permitted to participate.

     8. Savings Plan. Employee shall be eligible to participate in the Company's 401(k) plan in accordance with and subject to the terms thereof.

     9. Vehicle Lease. The Company shall provide Employee with a leased vehicle and shall pay all lease payments and expenses associated with repair and maintenance of the vehicle (collectively, "Lease Payments"). At the end of each fiscal year, Company shall pay an amount to Employee sufficient to compensate Employee for federal and state income taxes imposed on the Lease Payments paid by the Company on Employee's behalf and on the payments made by the Company to Employee pursuant to this sentence, to be determined on the assumption that Employee is subject to the highest marginal federal and state income tax rates imposed on a resident of the State of Illinois.

     10. Vacation. Employee shall be entitled to four weeks of paid vacation time during each calendar year in accordance with the Company's vacation policy in effect from time to time.

     11. Other Benefits. After thirty (30) days of employment, Employee shall be entitled to participate in the Company's retirement, group medical and dental, disability and other employee benefit programs generally applicable to similarly situated employees as a group in accordance with and subject to the terms thereof, including, without limitation, periodic physical examinations in accordance with Company policy (with the customary and reasonable costs thereof to be paid by the Company). The Company will pay for COBRA health plan continuation coverage under Employee's former health insurance plan until the Employee is covered under the Company's group medical and dental programs. The Company, at its expense, shall provide Employee with term life insurance coverage in an amount not less than 150% of Base Salary to remain in effect during the term of this Agreement.

     12. Termination of Employment. Subject to the further provisions of this Section, (i) the Company may terminate Employee's employment with the Company or any of its subsidiaries at any time for any or no reason and (ii) Employee may resign for Good Reason (as defined below) or for any other or no reason. Upon the termination of employment with the Company for any reason, Employee shall be deemed, without the need to take further action, to have resigned all positions to which he had been appointed by the Company or any of its subsidiaries, including, but not limited to, his position as an officer and a director of the Company and any subsidiary thereof and as a member of any committee established by the Company or the Board, effective on the date of termination of employment.

          (a) With Cause. The Company may terminate Employee's employment with the Company and its subsidiaries for cause (as defined below) upon 20 days' prior written notice to Employee; provided, however, that the Company may relieve Employee of his duties and responsibilities as of the date of such notice without such action constituting Good Reason (as defined below). Unless the notice of termination is withdrawn, the employment of Employee

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hereunder shall be terminated as of the date set forth in such notice and the
Company shall pay Employee his accrued and unpaid Base Salary through such date of termination and have no further obligation to Employee hereunder. Employee's rights under the Company's employee benefit plans shall be determined in accordance with the terms of such plans.

          "Cause" means any act or any failure to act on the part of Employee during the Term which constitutes:

          (1) fraud, theft, embezzlement or similar crime against the Company or its affiliates, or

          (2) a felony for which Employee is convicted or pleads nolo contendere.

          (b) Without Cause or With Good Reason. The Company may terminate Employee's employment with the Company and its subsidiaries without Cause, or Employee may resign from such employment upon 20 days' prior written notice to the Company and with Good Reason. Unless the Company corrects or otherwise remedies the condition constituting Good Reason within such 20 days following receipt of such notice, upon any termination of employment of Employee pursuant to this Section 12(b), the Company shall on the date his employment ends: (i) pay Employee his accrued and unpaid Base Salary and vacation as of the date of his termination of employment plus a bonus for the fiscal year in which termination of employment occurs, prorated as provided in Section 12(c) and (ii) pay Employee Severance Pay as provided in Section 12(f) below. The compensation provided for in Sections 12(b) and 12(f) shall be the only compensation to which Employee shall be entitled upon termination. In the event of termination of Employee's employment pursuant to this Section 12(b), any and all unvested stock options granted pursuant to Section 7 of this Agreement shall automatically vest as of the date of termination, and other stock options (if any) shall be exercisable in accordance with the terms of the bonus plan or stock option grant agreement pursuant to which they were issued.

          "Good Reason" means any of the following events occurring during the Term without Employee's consent:

          (1) a change in Employee's title with the Company, or removal of Employee as a member of the Board of Directors,

          (2) the assignment to Employee of any duties or responsibilities which are not commensurate with the Employee's title and position with the Company or any of its subsidiaries,

          (3)  a reduction in the Employee's salary or target bonus,

          (4)  a diminution in the scope of Employee's responsibilities,

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          (5)  a change in the Employee's reporting relationship to top management,

          (6) a change in organizational structure whereby any current or future operating unit of the Company does not report to Employee, or

          (7) a failure to provide Employee with employee benefits generally provided to similarly situated senior executives as a group,

     provided, however, that the Employee must give the Company at least 20 days prior notice of his intent to resign for Good Reason and the Company shall have the right during the 20-day period after receipt of such notice to correct or otherwise remedy any alleged event constituting Good Reason.

          (c) Death. This Agreement shall automatically terminate upon Employee's death; provided, however, that the Company shall pay to Employee's estate the Base Salary and accrued and unpaid vacation owed through the date of death and any bonus for the fiscal year in which his death occurs, prorated for the number of full months Employee was employed during such fiscal year and subject to a determination by the Board, acting in good faith, that the performance criteria, if any, for such bonus would be satisfied for such fiscal year. The Company also shall pay to Employee's estate the Severance Pay specified in Section 12(f).

          (d) Disability. This Agreement shall automatically terminate and Employee's employment with the Company shall end upon Employee's Total Disability. The Company shall pay to Employee his Base Salary and accrued and unpaid vacation through the date on which he is determined to have a Total Disability and any Bonus for the fiscal year in which his Total Disability occurs, prorated for the number of full months Employee was employed during such fiscal year, in same manner and subject to the same conditions as applicable to employees generally (except individual performance objectives for Employee shall be disregarded in favor of the generally applicable objectives); provided, however, that the Company shall only be required to pay such amounts to Employee that are not covered by long-term disability payments, if any, to Employee pursuant to any long-term disability insurance policy or benefit plan of the Company. The Company also shall pay to Employee the Severance Pay specified in
Section 12(f).

          "Total Disability" shall mean any mental or physical condition that
(i) prevents Employee from reasonably discharging his services and employment duties hereunder, (ii) is attested to in writing by a physician mutually acceptable to Employee and the Company, and (iii) continues, for any one or related condition, during any period of three (3) consecutive months or for a period aggregating six (6) months in any twelve-month period. Total Disability shall be deemed to have occurred on the last day of such applicable three- or six-month period.

          (e) Delivery of a Release. The Company may, in its sole discretion, require Employee to deliver to the Company a written release, in form and substance reasonably satisfactory

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to the Company, pursuant to which he releases the Company from any claims or liabilities other than amounts then owed to him pursuant to Sections 7 and 12, any bonus plan or other employee benefit plan or arrangement, or any vested amount under any compensation plan or arrangement of the Company; provided, however, that as a condition to the delivery of such release, the Employee shall have received all payments, of every kind, which are due to him from the Company at the time of termination of employment and a written acknowledgment from the Company of its obligations (if any) under Section 12(f) to make payments of Severance Pay.

          (f) Severance Pay. Except as provided below, any termination of Employee's employment with the Company, whether by termination or expiration of this Agreement or otherwise, shall entitle Employee to Severance Pay from the Company. Severance Pay shall be a series of substantially equal cash payments equal in aggregate to three years of Employee's final annual Base Salary payable over a period of three years immediately following the termination of his employment and according to the Company's standard payroll practices. The only reasons why a termination of employment will not trigger the Severance Pay obligation under this Section 12(f) are (i) termination for "Cause" by the Company, or (ii) termination by Employee without Good Reason and not within six
(6) months after a Change in Control (as defined in Section 7(a) above). For purposes of this Section 12(f), at the time of expiration of this Agreement the Company's refusal to renew (on a yearly basis, as provided in Section 2), or replace this Agreement on terms at least as favorable to Employee as those then in effect, shall constitute Good Reason for Employee to terminate his employment.

     13.  Sale on Termination of Employment.

          (a) Upon Employee ceasing to be employed by the Company pursuant to this Agreement for any reason (a "Termination Event"), the Company may elect, by delivering the notice required under Section 13(c), to require (the "Repurchase Right") Executive to sell to the Company or its designee all, but not less than all, of the shares of Common Stock owned by Employee and vested stock options granted to Employee, subject to the expiration or termination or other terms of such Common Stock and stock options upon the occurrence of a Termination Event in accordance with any grant agreement or stock option plan pursuant to which such Common Stock options were granted by the Company to Employee, in accordance with Section 13(f) (such shares of Common Stock and stock options are hereinafter referred to as (the "Repurchase Securities"). In the event that a Termination Event occurs as a result of Employee's death, the rights and obligations of Employee under this Section 13 shall be deemed to be the rights and obligations of his estate, and, if such event occurs, all references to Employee in this Section 13 shall be deemed references to a representative of Employee's estate.

          (b) The "Repurchase Price" for each Repurchased Security that constitutes Common Stock shall be equal to the fair market value of the Common Stock as of the date of the Repurchase Notice determined by an independent appraiser mutually acceptable to the Board and to the Employee. In the event the Board and Employee cannot agree on an independent appraiser, the Board and Employee shall have a period of fifteen (15) days thereafter to each appoint an

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appraiser. The parties' appointed appraisers must agree on the selection of a neutral appraiser. No appointed appraiser shall propose or agree to the selection of a person to serve as a neutral appraiser if the appointed appraiser has reason to believe that there exist circumstances likely to affect the impartiality or independence of that person, including any bias or any financial or personal interest in the result of the determination of fair market value, and no person who is proposed as a neutral appraiser shall accept such appointment if circumstances exist that might affect his or her impartiality, including, but not limited to, bias or financial interest. If the two appointed appraisers cannot agree upon the selection of a neutral appraiser, the parties shall request the American Arbitration Association to provide a list of neutral candidates, and the two appointed appraisers must agree upon a neutral appraiser from this list (and, if they cannot agree, they will select an appraiser from a list of five candidates provided by the American Arbitration Association through a process of elimination, where the Company's appointed appraiser and the Employee's appointed appraiser will each eliminate candidates in turn until only one candidate is left). The fair market value determination shall be made by evaluating the Company on the basis of it being a stand-alone enterprise and without any reduction as a result of the lack of liquidity of the Common Stock or the fact that the Repurchased Securities may represent a minority interest in the Company, and the "Repurchase Price" for each Repurchased Security that constitutes any vested stock option granted to Employee shall be the amount by which such fair market value per share of Common Stock subject to such option exceeds the exercise price therefor; provided, however, that, in the event shares of Common Stock are traded on a national stock exchange or a public market shall exist for the Common Stock on a national quotation system, the fair market value for the Common Stock shall be based upon the average closing price per share for the 20 trading days immediately preceding the date on which the Termination Event occurred.

          (c) Upon the occurrence of any Termination Event, the Company or its designee, as the case may be, may deliver written notice (the "Repurchase Notice") to Employee within one (1) year after such occurrence, specifying that the Company or its designees, as the case may be, elects to exercise its Repurchase Right pursuant to this Section 13. If the Company or its designee elects to exercise its Repurchase Right, the Company or its designee, as the case may be, shall specify the Repurchase Price for each Repurchased Security in the Repurchase Notice and consummate the purchase of such Repurchased Securities in accordance with Section 13(f).

          (d) Subject to Sections 7 and 12 hereof, it is hereby understood and agreed that the termination, expiration or cancellation of stock options (including shares of Common Stock underlying such stock options) that have not been exercised, to the extent permissible, as of the occurrence of any Termination Event, shall be determined pursuant to any option grant agreement or stock option plan pursuant to which such stock options were granted by the Company to Employee.

          (e) The aggregate amount of the Repurchase Price paid to Employee for the Repurchased Securities shall be reduced by an amount equal to the unpaid principal amount (plus accrued and unpaid interest) of any loan made by the Company to Employee, or any other

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indebtedness of the Employee to the Company, and the principal amount of any such loan or Repurchase Price or, if applicable, canceled.

          (f) If the Company or its designee elects to exercise the Repurchase Right, the Repurchased Securities shall be repurchased on a date (the "Repurchase Date") not later than 90 days after the date of the Repurchase Notice. On the Repurchase Date, Employee shall deliver to the Company or its designee the certificate or certificates, or the instrument or instruments, as the case may be, representing shares of Common Stock and stock options owned or held, as the case may be, by Employee on such date against delivery by the Company or its designee to Employee of the Repurchase Price. All certificates or other instruments evidencing Repurchased Securities shall be accompanied by instruments of transfer in form and substance written certificate, in form and substance reasonably acceptable to the Company or its designee, pursuant to which Employee represents and warrants that he is the record and beneficial owner of the Repurchased Securities and has good and valid title to the Repurchased Securities, free and clear of any and all liens, claims, assessments, pledges, options or other legal and equitable encumbrances of any kind whatsoever (other than pursuant to this Agreement). If Employee shall fail to deliver such certificate or certificates, or such instrument or instruments, as the case may be, and such written certification to the Company or its designee within the terms required, the Company shall cause its books and records to show that Repurchased Securities are subject to the provisions of this Section 13 and that the Repurchased Securities, until transferred to the Company or its designee, shall not be entitled to any proxy, dividend or other rights from the date on which such certificate or certificates, or instrument or instruments, as the case may be, and such written certification should have been delivered to the Company or its designee, as the case may be.

          (g) The giving of the Repurchase Notice by the Company and the receipt by Employee of such notice shall constitute an irrevocable commitment by the Company and Employee to purchase and sell, as the case may be, the Repurchased Securities referred to in such Notice.

     14.  Confidentiality; Ownership.

          (a) Employee agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the business of the Company and the businesses of any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any Unauthorized purpose (as such terms are hereinafter defined).

          (i) "Protected Information" means trade secrets, confidential, proprietary or private business information, tangible or intangible, and whether in written, oral or computer data base form, owned, developed or possessed by the Company or any of its subsidiaries or affiliates, that pertains to the Company's sales, marketing, manufacturing, engineering, research and development, managerial or professional compensation or recruiting, financial or business plans, operating procedures, products (including prices, costs, sales or content), contracts, financial information, business acquisition or disposition plans, customer lists and relationships, except as

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disclosure may be required in the course of performing duties hereunder;
provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section.

          (ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates; (B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section, Employee may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law; provided that Employee shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

          (b) Employee acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the Term (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and Employee hereby assigns to the Company, in partial consideration of his Base Salary, all of his right, title and interest in and to all such Developments. Employee shall promptly and fully disclose all future material Developments to the Board and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters, patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Developments or otherwise concerning the business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term.

          (c) The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of Employee's employment hereunder, irrespective of the reason for any termination.

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     15.  Covenant Not to Compete.  Employee agrees that during the Term and for a period of two (2) years commencing upon the expiration or termination of Employee's employment with Company for any reason (the "Non-Compete Period"), Employee shall not, directly or indirectly, without the prior written consent of the Company:

          (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his or her employment or relationship with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 15(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

          (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Company's business or the businesses of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of Employee's employment hereunder; provided, however, that nothing in this Section 15(b) shall be construed to preclude Employee from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise.

     16. Restrictions on Transfer. During the Term and the Non-Compete Period (as defined in Section 15), Employee shall not transfer any shares of Common Stock without the prior written consent of the Company, except as provided for in and in accordance with this Agreement.

     17. Specific Performance. Employee acknowledges that the services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such services, Employee will have access to confidential information vital to the Company's business and the businesses of its subsidiaries and affiliates. By reason of this, Employee consents and agrees that if Employee violates any of the provisions of Sections 14 or 15 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 14 or 15 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

     18. Assignment. The obligations of Employee may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to Employee hereunder, Employee may not assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Employee agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The Company shall require any assignee to assume and perform Company obligations under this Agreement. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

     19. Amendment. This Agreement may not be altered, modified or amended except by written instrument signed by each of the Company and Employee.

     20. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. Any action to compel arbitration hereunder shall be brought in the State Court of Illinois sitting in Cook County, Illinois. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Chicago, Illinois. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the "Arbitration"). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings. Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration. Each party shall bear its own costs of such Arbitration proceedings.

     21. Deductions. The Company shall deduct from any compensation payable to Employee the sums which it is required by applicable law to deduct, including, but not limited to, federal and, if applicable, state withholding taxes, social security taxes and state disability insurance.

     22. Attorney's Fees. The Company will reimburse Employee for the fees he incurs for legal services relating to the negotiation and preparation of this Agreement, including legal services provided by counsel in the U.K., up to a maximum of $12,000.

     23. Expenses on Relocation. In the event the Company relocates its headquarters outside of Illinois before June 15, 2003, the Company will pay to Employee (i) his commuting and temporary housing expenses until Employee moves his family to the vicinity of the Company's new headquarters' location or June 15, 2003, whichever occurs first, and (ii) his house hunting and moving expenses in connection with such relocation; provided that proper vouchers are submitted to the Company by Employee evidencing such expenses in accordance with Company policy.

     24. Guaranty of Payment. Quantum Industrial Partners LDC ("Quantum") hereby irrevocably and unconditionally guarantees the full and timely payment and delivery of all salary, bonuses, awards, payments and benefits, of whatever kind or nature (including Change in Control and severance payments), provided by the Company to Employee, his dependents, heirs and beneficiaries under the terms of this Agreement. The guaranty of the obligations under this Agreement that is provided in this Section 24 shall survive the expiration of this Agreement. The execution of this Agreement by and on behalf of Quantum commits Quantum only to the guaranty provided in this Section 24.

     25. Entire Agreement. This Agreement (together with the agreements and instruments to be executed as contemplated hereby, the form of which are attached hereto as appendices) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter.

     26. Other Representations. The Company acknowledges having been informed by Employee that he has an agreement with a former employer to maintain the confidentiality of that company's trade secrets and confidential information, and that he fully intends to comply in all respects with the agreement.
Employee represents and warrants to the Company that he does not possess any confidential or proprietary documents or other written materials from his current or any former employer. The Company represents and warrants to Employee that its agreement to hire Employee is not motivated to any extent by a desire to obtain or use trade secrets or confidential information belonging to any other entity, and that the Company will not cause Employee to violate any agreement protecting trade secrets and confidential information to which he is presently a party or is otherwise bound.

     27. Notices. Any notice to be given hereunder by either party to the other shall be sufficiently given if in writing and delivered in person, transmitted by telecopier or sent by registered or certified mail (postage prepaid and return receipt requested) or recognized overnight delivery service (postage prepaid) addressed as follows, or to such other address or telecopier number as either party may notify to the other in accordance with this paragraph:

          (i) if to the Company:

                    Outboard Marine Corporation
                    100 Sea Horse Drive

               Waukegan, Illinois 60085
               Telecopier: (847) 689-6006
               Attn: President and Chief Executive Officer
                      (with a copy under separate cover to the General Counsel)

          (ii) if to the Employee:

               Roger L. Fix
               1729 Holly Court
               Long Grove, Illinois 60047
               Telephone: (847) 520-1516

               With a copy to:

               Kenneth T. Lopatka
               Matkov, Salzman, Madoff & Gunn
               Suite 2900
               55 East Monroe Street
               Chicago, Illinois 60603-5709
               Telecopier: (312) 332-6130

         (iii) if to Quantum:

               Quantum Industrial Partners LDC
               Curacao Corporation Company N.V.
               Kay Flamboyan 9
               Willemstad, Curacao
               Netherlands Antilles
               Telex: 3445 CITCO NA
               Telephone: 011-599-97-322-422
               Telecopier: 011-599-97-322-420

               With a copy to:

               Soros Fund Management LLC
               888 Seventh Avenue
               Suite 3300
               New York, New York 10106
               Attn: Michael C. Neus
               Telephone: (212) 397-5540
               Telecopier: (212) 664-0544

     A notice will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three
     (3) business days after dispatch.

     28. Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.

     29. Survival of Provisions. The provisions of Sections 12, 14, 15, 17, and 24 shall survive the termination or expiration of this Agreement.

     30. Counterparts. This Agreement may be executed in counterparts and when so executed is in full force and effect as though it had been signed by both parties.

     31. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the day and year first above written.


OUTBOARD MARINE CORPORATION                  EMPLOYEE



By:  /s/ David D. Jones                      /s/ Roger L. Fix
   ------------------------------------      ----------------------------------
   David D. Jones, Jr.                       Roger L. Fix
   President and Chief Executive Officer


QUANTUM INDUSTRIAL PARTNERS LDC



By: /s/ Michael C. Neus
    -----------------------------------
    Michael C. Neus
    Attorney-in-Fact